Exhibit 10-C

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of the Company’s named executive officers and directors.

1.  2020 Base Salary

The Committee has not approved any adjustment to the base salaries for fiscal 2020 of each of the named executive officers set forth below.  The following base salaries remain effective for the Company’s named executive officers:

Name	Title	Base Salary

Clifton E. Sifford	Vice Chairman and Chief Executive Officer	$716,000

Mark J. Worden	President and Chief Customer Officer	$600,000

W. Kerry Jackson	Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer	$583,500

Timothy T. Baker	Executive Vice President - Chief Retail Operations Officer	$562,500

Carl N. Scibetta	Executive Vice President – Chief Merchandising Officer	$530,500

The base salary for J. Wayne Weaver, Chairman of the Board, remained at $300,000 for fiscal 2020.

2.   Director's Compensation

The Company pays the following to its non-employee Directors:

Annual Cash Retainer	$60,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Director Cash Retainer	$15,000

Non-employee Directors will annually receive a stock award valued at $60,000 as of the date of grant under the Company’s equity incentive plan.  The restrictions on the stock award lapse on January 2nd of the year following the year in which the grant was made.

The Company also reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.